Exhibit 99.1
news release

Ovintiv Announces Start-Up of Pipestone Processing Facility

DENVER, October 13, 2020 – Ovintiv Inc. (NYSE, TSX: OVV) today announced the start-up of the Pipestone Processing Facility (PPF), a natural gas processing and liquids stabilization plant supporting the Company’s high-return, condensate-rich Montney development. Ovintiv managed the PPF’s design and construction and delivered its start-up more than five months ahead of its original schedule and at budgeted costs.

The start-up of the PPF provides Ovintiv with additional net processing capacity of approximately 170 MMcf/d of natural gas and 19,000 bbls/d of liquids, primarily condensate. The start-up of the PPF required no new drilling to satisfy new capacity arrangements. The facility allows Ovintiv to maximize its existing volumes and optimize midstream fees by routing production to gathering systems with lower line pressures, as well as the capacity to grow its Pipestone Montney resources.

The PPF, which is owned by Keyera Partnership (Keyera), a subsidiary of Keyera Corp., provides Ovintiv with processing under a “fee-for-service” midstream agreement. Ovintiv has successfully employed this development model in other recent midstream expansions. These agreements provide increased financial flexibility with a limited financial obligation of a revenue guarantee on a fraction of its initial capacity rights.

“We continue to show our team’s ability to manage complex projects. In fact, this is our fourth project since 2017 delivered ahead of schedule and at or below budgeted costs,” said Ovintiv CEO Doug Suttles. “This project provides a very cost effective and flexible arrangement to optimize our Montney production and the capacity to fully capture the resource potential from our very attractive Pipestone asset. We have a great working relationship with Keyera and our business interests are aligned to safely operate this important addition to the condensate-rich Montney.”

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: anticipated facility capacity; anticipated benefits of the Company’s midstream arrangement with Keyera; the Company’s ability to deliver projects on time and on budget; and the Company’s ability to maximize volumes and optimize midstream fees by routing production to gathering systems with lower line pressures. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: enforceability of midstream arrangement; and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: business interruption, property and casualty losses or unexpected technical difficulties, and corresponding impact to the facility or its processing and handling capacity; risks associated with handling sour gas; counterparty and credit risk; ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential curtailments; impact of changes in credit rating; risks in marketing operations; and other risks and uncertainties as described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and as described from time to time in its other periodic filings as filed on EDGAR and SEDAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253

SOURCE: Ovintiv Inc.

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